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                                                                  Exhibit 11.1


                         OAO TECHNOLOGY SOLUTIONS, INC.
                       COMPUTATION OF EARNINGS PER COMMON
                           AND COMMON EQUIVALENT SHARE

                                    Year Ended            Six Months
                                   December 31,        Ended June 30,
                                   ------------      --------------------
                                       1996          1996            1997
                                       ----          ----            ----

Net Income                       $   1,810,000    $   726,000   $   1,232,000

Average shares outstanding
 during the period                  10,000,000     10,000,000      10,000,000

Dilutive effect of stock
 options after application
 of treasury stock method              421,880        421,880         414,410
                                 -------------    -----------   -------------

Average number of shares and
 equivalent shares outstanding
 during the period                  10,421,880     10,421,880      10,414,410
                                 -------------    -----------   -------------

Earnings per common and common
 equivalent share                $        0.17    $      0.07   $        0.12
                                 -------------    -----------   -------------
                                 -------------    -----------   -------------